Exhibit 99.3

ZURA BIO LIMITED

2023 EQUITY INCENTIVE PLAN

RESTRICTED SHARE UNIT AWARD AGREEMENT

Participant:	%%FIRST_NAME_MIDDLE_NAME_LAST_NAME%-%

Grant Date:	%%OPTION_DATE,'Month DD, YYYY'%-%

Type of Award:	%%OPTION_TYPE%-%

Total Number of Shares:	%%TOTAL_SHARES_GRANTED,’YYY,YYY,YYY’%-%

Vesting Commencement Date:	%%VEST_BASE_DATE,'Month DD, YYYY'%-%

Vesting Schedule:	RSUs will vest as shown in the Vest Schedule on the corporate broker’s website, subject to the Participant’s continued service with the Company through each applicable vesting date.

This Restricted Share Unit Award Agreement (the “Agreement”), dated as of [•] (the “Grant Date”), is between Zura Bio Limited (the “Company”), and you as the recipient of an Award of Restricted Share Units during the Company’s fiscal year 2026.

The Company wishes to award to you a number of Restricted Share Units, subject to certain restrictions as provided in this Agreement, in order to carry out the purpose of the Company’s 2023 Equity Incentive Plan (the “Plan”).

Accordingly, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and you hereby agree as follows:

1.	Award of Restricted Share Units.

The Company hereby grants to you, effective as of the Grant Date, an Award of [insert: Number of RSUs] Restricted Share Units (the “RSUs”) subject to the terms and conditions of this Agreement and the Plan. Each RSU represents the right to receive, on the vesting date or dates set forth in Sections 3 and 4 hereof, one Class A Ordinary Share.

2.	Rights with Respect to the RSUs.

The RSUs granted hereunder do not and shall not give you any of the rights and privileges of a shareholder of Class A Ordinary Shares. Your rights with respect to the RSUs shall remain forfeitable at all times prior to the date or dates on which such rights become vested, and the restrictions with respect to the RSUs lapse, in accordance with Sections 3 or 4 hereof. Your right to receive cash payments and other distributions with respect to the RSUs is more particularly described in Sections 7(b) and (c) hereof.

3.	Vesting.

Subject to the terms and conditions of this Agreement, including the clawback and forfeiture provisions under Section 6 and Section 10 below, the RSUs shall vest, and the restrictions with respect to the RSUs shall lapse, according to the Vesting Schedule indicated in the table above, provided that you remain continuously employed by the Company or an Affiliate until the respective vesting dates.

4.	Effect of Termination of Employment.

(a)            If you cease to be employed by the Company or an Affiliate prior to the vesting of the RSUs pursuant to Section 3 hereof, your rights to all of the unvested RSUs shall be immediately and irrevocably forfeited, including the right to receive cash payments and other distributions pursuant to Sections 7(b) and (c) hereof. Notwithstanding the foregoing, the RSUs shall vest subject to the terms and conditions of this Agreement, including the clawback and forfeiture provisions under Section 6 and Section 10 below.

(b)            If you terminate employment with the Company or an Affiliate due to death prior to the vesting of the RSUs pursuant to Section 3 hereof, you shall become immediately and unconditionally vested in all RSUs and the restrictions with respect to all RSUs shall lapse on the date of your death. No transfer by will or the applicable laws of descent and distribution of any RSUs which vest by reason of your death shall be effective to bind the Company unless the Committee administering the Plan shall have been furnished with written notice of such transfer and a copy of the will or such other evidence as the Committee may deem necessary to establish the validity of the transfer; or

(c)            If you terminate employment with the Company or an Affiliate on account of becoming Disabled (as defined in the Plan) prior to the vesting of the RSUs pursuant to Section 3 hereof, you shall become immediately and unconditionally vested in all RSUs and the restrictions with respect to all RSUs shall lapse on the date on which you are determined to be Disabled.

5.	Restriction on Transfer.

None of the RSUs may be sold, assigned, transferred, pledged, attached or otherwise encumbered, and no attempt to transfer the RSUs, whether voluntary or involuntary, by operation of law or otherwise, shall vest the transferee with any interest or right in or with respect to the RSUs.

6.	Application of Clawback Policy and Equity Ownership Guidelines.

The RSUs and any rights to Class A Ordinary Shares or other property in connection with the RSUs are subject to terms and conditions of the Company’s Clawback Policy and Equity Ownership Guidelines (collectively, the “Policies”), each as may be amended and in effect from time to time. By accepting the RSUs, you voluntarily agree and acknowledge that: (a) the Policies have either been previously or contemporaneously provided to you with this Agreement, or, to the extent not previously or contemporaneously provided to you with this Agreement, will be provided to you promptly upon implementation thereof, (b) the Policies are part of this Restricted Share Unit Award Agreement, (c) the Company may cancel the RSUs, require reimbursement of Class A Ordinary Shares acquired under the RSUs and effect any other right of recoupment as provided under the Plan or otherwise in accordance with these Policies as they currently exist or as they may from time to time be adopted or modified in the future by the Company, (d) you may be required to repay to the Company certain previously paid compensation, whether provided under the Plan, the RSUs, or otherwise in accordance with the Clawback Policy, and (e) you understand the terms and conditions set forth in the Policies and this Section 6. The Company’s rights under this Section 6 shall be in addition to its rights under Section 29 of the Plan.

7.	Payment of RSUs; Issuance of Class A Ordinary Shares.

(a)            No Class A Ordinary Shares shall be issued to you (or your beneficiary or, if none, your estate in the event of your death) prior to the date on which the applicable RSUs vest, in accordance with the terms and conditions communicated to you and set forth in the Company’s records. After any RSUs vest pursuant to Sections 3 or 4 hereof, the Company shall promptly, as soon as practicable following the applicable vesting date, cause to be issued in your name one Class A Ordinary Share for each RSU and pay to you any accumulated distributions pursuant to Sections 7(b) and (c) hereof, in each case less any applicable withholding taxes; provided, however, that any distribution (including any distribution of amounts otherwise described in Sections 7(b) and (c) below) to any “specified employee” as determined in accordance with procedures adopted by the Company that reflect the requirements of Code Section 409A(a)(2)(B)(i) (and any applicable guidance thereunder) on account of your termination of employment shall be made as soon as reasonably practicable after the first day of the seventh month following such termination (or, if earlier, the date of the specified employee’s death). For purposes of this Agreement, references to termination of employment shall mean “separation from service” under Code Section 409A. The Company will not deliver any fractional share of Class A Ordinary Shares but will pay, in lieu thereof, the Fair Market Value of such fractional share of Class A Ordinary Shares.

(b)            On each date on which Class A Ordinary Shares under Section 7(a) are delivered to you (or your beneficiary or, if none, your estate in the event of your death), the Company shall also deliver to you (or your beneficiary or, if none, your estate in the event of your death) the number of additional Class A Ordinary Shares, the number of any other securities of the Company and the value or actual issuance of any other property (in each case as determined by the Committee) (except for cash dividends and other cash distributions), in each case that the Company would have distributed to you during the period commencing on the Grant Date and ending on the applicable vesting date in respect of the Class A Ordinary Shares that are being delivered to you under Section 7(a) had such shares been issued to you on the Grant Date, without interest, and less any tax withholding amount applicable to such distribution. To the extent that the RSUs are forfeited prior to vesting, the right to receive such distributions shall also be forfeited.

(c)            On each date on which Class A Ordinary Shares under Section 7(a) are delivered to you (or your beneficiary or, if none, your estate in the event of your death), the Company shall make a cash payment to you (or your beneficiary or, if none, your estate in the event of your death) equal to the aggregate amount of cash dividends and other cash distributions that the Company would have paid to you during the period commencing on the Grant Date and ending on the applicable vesting date in respect of the Class A Ordinary Shares that are being delivered to you under Section 7(a) had such shares been issued to you on the Grant Date, without interest, and less any applicable withholding taxes. To the extent that the RSUs are forfeited prior to vesting, the right to receive such cash payment shall also be forfeited.

8.	Adjustments.

In the event that the Committee administering the Plan shall determine that any dividend or other distribution (whether in the form of cash, Class A Ordinary Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares or other securities of the Company, issuance of warrants or other rights to purchase shares or other securities of the Company or other similar corporate transaction or event affects the Class A Ordinary Shares such that an adjustment of the RSUs is determined by the Committee administering the Plan to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Agreement, then the Committee shall, in such manner as it may deem equitable, in its sole discretion, adjust any or all of the number and type of shares subject to the RSUs.

9.	Taxes.

(a)            You acknowledge that you will consult with your personal tax advisor regarding the income tax consequences of the grant of the RSUs, the receipt of cash payments and other distributions pursuant to Sections 7(b) and (c) hereof, the vesting of the RSUs and the receipt of Class A Ordinary Shares upon the vesting of the RSUs, and any other matters related to this Agreement. In order to comply with all applicable federal, state, local or foreign income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal, state, local or foreign payroll, withholding, income or other taxes, which are your sole and absolute responsibility, are withheld or collected from you.

(b)            In accordance with the terms of the Plan, and such rules as may be adopted by the Committee administering the Plan, you may elect to satisfy any applicable tax withholding obligations arising from the vesting of the RSUs and the corresponding receipt of Class A Ordinary Shares and cash payments by (i) delivering cash (including check, draft, money order or wire transfer made payable to the order of the Company), (ii) having the Company withhold a portion of the Class A Ordinary Shares or cash otherwise to be delivered having a Fair Market Value equal to the amount of such taxes, or (iii) delivering to the Company Class A Ordinary Shares having a Fair Market Value equal to the amount of such taxes. The Company will not deliver any fractional share of Class A Ordinary Shares but will pay, in lieu thereof, the Fair Market Value of such fractional share of Class A Ordinary Shares. Your election must be made on or before the date that the amount of tax to be withheld is determined. The maximum number of Class A Ordinary Shares that may be withheld to satisfy any applicable tax withholding obligations arising from the vesting and settlement of the RSUs may not exceed such number of Class A Ordinary Shares having a Fair Market Value equal to the minimum statutory amount required by the Company to be withheld and paid to any federal, state, or local taxing authority with respect to such vesting and settlement of the RSUs, or such greater amount as may be permitted under applicable accounting standards, at the discretion of the Company. If you do not make a tax withholding election under this Section 9(b), the Company shall withhold Class A Ordinary Shares as provided in Section 9(b)(ii) above.

10.	General Provisions.

(a)            Interpretations. This Agreement is subject in all respects to the terms of the Plan. A copy of the Plan is available upon your request. Terms used herein which are defined in the Plan shall have the respective meanings given to such terms in the Plan, unless otherwise defined herein. In the event that any provision of this Agreement is inconsistent with the terms of the Plan, the terms of the Plan shall govern. Any question of administration or interpretation arising under this Agreement shall be determined by the Committee administering the Plan, and such determination shall be final, conclusive and binding upon all parties in interest. To the extent that any Award granted by the Company is subject to Code Section 409A, such Award shall be subject to terms and conditions that comply with the requirements of Code Section 409A to avoid adverse tax consequences under Code Section 409A.

(b)            No Right to Employment. Nothing in this Agreement or the Plan shall be construed as giving you the right to be retained as an employee of the Company or any Affiliate. In addition, the Company or an Affiliate may at any time dismiss you from employment, free from any liability or any claim under this Agreement, unless otherwise expressly provided in this Agreement.

(c)            Reservation of Shares. The Company shall at all times prior to the vesting of the RSUs reserve and keep available such number of Class A Ordinary Shares as will be sufficient to satisfy the requirements of this Agreement.

(d)            Securities Matters. The Company shall not be required to deliver any Class A Ordinary Shares until the requirements of any federal or state securities or other laws, rules or regulations (including the rules of any securities exchange) as may be determined by the Company to be applicable are satisfied.

(e)            Headings. Headings are given to the sections and subsections of this Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Agreement or any provision hereof.

(f)            Sections. Sections (if any) that are referenced but “intentionally omitted” from this Agreement shall not be deemed in any way material or relevant to the construction or interpretation of this Agreement or any provision hereof.

(g)            Arbitration. The parties agree that any dispute between the parties regarding this Agreement shall be submitted to binding arbitration in New York, NY.

(h)            Governing Law. This Agreement shall be governed and construed in accordance with the laws of the Cayman Islands (without giving effect to the conflict of law principles thereof). Subject to Section 10(g) hereof, you agree that the state and federal courts of New York shall have jurisdiction over any litigation between you and the Company regarding this Agreement, and you expressly submit to the exclusive jurisdiction and venue of the federal and state courts sitting in New York, NY.

(i)             Notices. You should send all written notices regarding this Agreement or the Plan to the Company at the following address:

Zura Bio Limited

c/o Maples Corporate Services Limited

PO Box 309, Ugland House

Grand Cayman, KY1-1104, Cayman Islands

(j)             Offset. Any severance or other payment or benefits to you under the Company’s plans and agreements may be reduced in the Company’s discretion, by any amounts that you owe the Company under Section 6 or Section 10 of this Agreement, provided that any such offset occurs at a time so that it does not violate Code Section 409A and is permitted under applicable laws.

(k)            Award Agreement and Related Documents. In connection with your RSU grant and this Agreement, the following additional documents were made available to you electronically, and paper copies are available on request directed to the Company’s Human Resources Department: (i) the Plan; and (ii) a Prospectus relating to the Plan.

ZURA BIO LIMITED:

Kim Davis
Chief Legal Officer

PARTICIPANT:
%%FIRST_NAME_MIDDLE_NAME_LAST_NAME%-%

[Signature Page to Restricted Share Unit Award Agreement]